Exhibit 99.1

RECENT DEVELOPMENTS

Liquidity

Subsequent to the commencement of the exchange offers on February 9, 2009, Bowater continued to experience a deterioration in business conditions, in particular, significant price and volume pressures during January and February 2009, resulting in operating performance for those months below earlier internal forecasts. In addition, the marked deterioration in business conditions globally has made it very difficult to forecast future short-term results for Bowater with confidence.

The deterioration in business conditions has caused Bowater’s management to conclude that, although it currently anticipates slightly positive cash flow through the end of 2009, even if the Concurrent Notes Offering, the Additional Financing Transaction and the amendments to the bank credit facilities are consummated, there is increased risk that Bowater may not have sufficient liquidity to support its operations over the next 12 months.

On March 13, 2009, our affiliate, Abitibi-Consolidated Inc., announced a comprehensive recapitalization plan that is intended to reduce Abitibi’s debt burden and enhance its liquidity. Among other benefits, management expects the recapitalization plan will reduce Abitibi’s net debt by $2.4 billion, lower its annual interest expense by $162 million and raise $350 million through the issuance of new notes of Abitibi and common stock and warrants of AbitibiBowater. The share and warrant issuance by AbitibiBowater is expected, on a fully-diluted basis, to exceed 90% of AbitibiBowater’s currently outstanding common stock. As a result, the issuance would normally require approval of AbitibiBowater’s stockholders according to listing requirements of the New York Stock Exchange (the “NYSE”). However, pursuant to an exception provided by the NYSE, the Board of Directors and Audit Committee of AbitibiBowater determined that the delay associated with such a stockholder vote would seriously jeopardize AbitibiBowater’s financial viability and thus AbitibiBowater has determined not to seek shareholder approval in this instance. In connection with Abitibi’s recapitalization plan, an interim court order has been issued by the Commercial Division of the Superior Court of Québec in Montréal pursuant to the Canada Business Corporations Act and meetings of noteholders and lenders impacted by the recapitalization plan have been called for April 30, 2009 in Montréal. Among other approval requirements that may be required, the recapitalization plan will be subject to a final order from the Superior Court of Québec in Montréal. In the event such approval is not received or if it is determined prior to the receipt of such approval that Abitibi does not have sufficient liquidity to continue as a going concern, Abitibi may be compelled to seek protection under or be forced into a proceeding under Canada’s Companies’ Creditors Arrangement Act.

As a result of the severely constrained liquidity at Bowater and Abitibi, the consolidated financial statements to be filed with AbitibiBowater’s Annual Report on Form 10-K for the year ended December 31, 2008 are expected to contain disclosures stating that there is substantial doubt as to the ability of AbitibiBowater, as well as Bowater and Abitibi, to continue as a going concern. To the extent AbitibiBowater’s audited consolidated financial statements for the year ended December 31, 2008 contain a “going concern” audit opinion, then the lender under Abitibi’s securitization program will have the right, after applicable notice periods, to terminate the securitization program. Any such termination of the Abitibi securitization program would further impact Abitibi’s already extremely limited liquidity position and, if not replaced with a securitization facility of similar size with similar terms, Abitibi could be forced to seek bankruptcy protection, or be forced into a bankruptcy proceeding under Canada’s Companies’ Creditors Arrangement Act, notwithstanding its recapitalization plans described above. Further, if Bowater is unsuccessful in immediately addressing its liquidity situation or completing the refinancing plans described in the Offering Circular, Bowater also may be compelled to seek bankruptcy protection, or be forced into a bankruptcy proceeding, under the U.S. Bankruptcy Code.

Although there are no cross-defaults or cross-acceleration provisions under Bowater’s obligations in the event of a default or acceleration under Abitibi’s obligations, any of the developments described above with respect to Abitibi could significantly and adversely impact Bowater through tightening trade credit and negative customer reaction, among other results, all of which would put additional operational and financial pressure on Bowater.

RISK FACTORS

The following risk factors supplement the information included in the Offering Circular under the caption “Risk Factors.”

Our Abitibi and Bowater subsidiaries are both experiencing severe liquidity constraints and face significant near-term debt maturities. We may be unable to address our liquidity concerns in an adequate or timely manner and Abitibi and Bowater may be unable to repay, renew or extend their respective indebtedness.

As of December 31, 2008, AbitibiBowater had cash-on-hand of approximately $192 million (including approximately $42 million at Bowater, approximately $133 million at Abitibi and approximately $17 million at Donohue Corp.). Additionally, at December 31, 2008, Bowater had $59 million of availability under its U.S. and Canadian bank credit facilities. As a result of an approximate $65 million decrease in availability under Bowater’s U.S. bank credit facility resulting from a reduction in the borrowing base calculation (due principally to declines in accounts receivable and inventory during December 2008 and significant scheduled commitment reductions), Bowater was in an “overadvanced” position by approximately $51 million in early February 2009. On February 5, 2009, Bowater repaid the overadvance, leaving $10 million unused under its bank credit facilities and minimum levels of cash-on-hand. To augment Bowater’s liquidity in light of the reduction in availability under the bank credit facilities, Bowater Canadian Forest Products Inc. (“BCFPI”), a subsidiary of Bowater, received an advance in the amount of $12 million from Fairfax Financial Holdings Limited and its subsidiaries (“Fairfax”). Bowater expects to repay this advance by March 31, 2009. During January, February and early March of 2009, Abitibi experienced a considerable decrease in liquidity due to a significant interest payment, lower advances from its accounts receivable securitization program due to lower sales activity as a result of current industry and global economic conditions, a significant reduction in the maximum commitment under the securitization program, as discussed below, and a $7 million waiver fee it paid in February 2009 in connection with a waiver and amendment to the securitization program. Consequently, the liquidity of both Abitibi and Bowater is currently severely constrained.

As of December 31, 2008, we had in excess of $1 billion of maturities and repayment obligations that come due before the end of August 2009 and significant maturities that come due in 2010 and beyond. Bowater’s Canadian bank credit facility is scheduled to mature in June 2009. Abitibi has a $347 million term loan due March 30, 2009 (the “Term Loan”) that has not been refinanced and $201 million outstanding as of February 27, 2009 under an accounts receivable securitization program that is scheduled to terminate in July 2009, but may be terminated earlier if we receive a going concern audit opinion. Additionally, Abitibi has approximately $8 million of 7.875% notes due August 1, 2009, $293 million of 15.50% notes due July 15, 2010 and $395 million of 8.55% notes due August 1, 2010. Bowater has approximately $248 million outstanding aggregate principal amount of 9.00% Debentures that mature August 1, 2009 and approximately $234 million outstanding aggregate principal amount of Floating Rate Senior Notes that mature March 15, 2010. Certain parameters that form part of the borrowing base calculation of Bowater’s bank credit facilities are scheduled to be reduced by an aggregate of $138 million by March 31, 2009 (subject to a possible partial extension to April 29, 2009 under certain circumstances).

On February 26, 2009, Abitibi and Donohue Corp. (the “participants”) and the other parties to the accounts receivable securitization program entered into a waiver and amendment to the program, following the prior notification to Abitibi that the average delinquency ratio for the months of

November 2008 through January 2009 exceeded the maximum percentage permitted, which constituted an event of termination under the terms of the program. Pursuant to such waiver and amendment, the parties agreed to waive (i) the event of termination under the program and (ii) the participants’ potential non-compliance with the average delinquency ratio, until the earliest of the following dates (such earliest date being the “Waiver Termination Date”): (a) March 27, 2009, (b) the date on which Abitibi or any of its affiliates enter into any amendment to the Term Loan and (c) the date on which the Term Loan becomes due and payable or is prepaid or repaid in full. The waiver and amendment also reduced the maximum commitment under the program from $350 million to $210 million. As consideration for entering into the waiver and amendment, the participants are required to pay a fee equal to 5% of $210 million, of which $7 million was paid on February 26, 2009 and $3.5 million must be paid on the earliest of (i) March 19, 2009, (ii) the Waiver Termination Date and (iii) the termination of the program. As of February 27, 2009, approximately $201 million was outstanding under the program. Despite this waiver and amendment, in the event we receive a going concern opinion from our independent auditors, as expected, the securitization program may be terminated.

In addition, both Abitibi and Bowater experienced substantial negative operating cash flows in 2008, as a result of a significant decline in sales volume during 2008, and thereafter, Abitibi and Bowater have both reduced production as a result of the decreased demand and significant cost pressures from recycled fiber and energy prices.

As a result of the above factors, both Abitibi’s and Bowater’s liquidity positions are currently severely constrained. The maintenance of sufficient short-term operating liquidity at Abitibi will continue to be highly dependent on a number of factors, including the successful refinancing or extension of the Term Loan and accounts receivable securitization program, as well as the successful and timely completion of significant asset sales, including the sale of various hydroelectric assets. The maintenance of sufficient short-term operating liquidity at Bowater will continue to be highly dependent on a number of factors, including the successful refinancing of its near-term debt maturities and amendments to its bank credit facilities to modify the borrowing base provisions and to extend the maturity date of its Canadian bank credit facility.

To address Abitibi’s tightening liquidity pressures, on March 13, 2009, Abitibi commenced a comprehensive recapitalization plan, which we expect, if successful, will significantly improve Abitibi’s financial position. Although we anticipate a successful completion of Abitibi’s recapitalization plan and Bowater’s exchange offers and Concurrent Notes Offering, considering current market conditions and the instability of the credit markets, no assurance can be made that we will be able to complete these transactions, or that they will be completed on terms that are acceptable to us.

If Abitibi and Bowater are unable to complete their respective refinancing activities and generate sufficient positive cash flows from operations, they will be unable to separately fund their operations and meet their near-term repayment obligations when due, which would result in defaults under their respective obligations, which would in turn trigger cross-defaults or cross-accelerations under their other respective indebtedness, which would permit the holders of such indebtedness to accelerate Abitibi’s or Bowater’s respective repayment obligations under them.

If we are unsuccessful in immediately addressing Abitibi’s and Bowater’s liquidity crises or timely completing their refinancing activities, Abitibi or Bowater may be compelled to seek protection under or be forced into a proceeding under the U.S. Bankruptcy Code or Abitibi may be compelled to seek protection under or be forced into a proceeding under Canada’s Companies’ Creditors Arrangement Act.

These circumstances, as well as the uncertainty related to cash flows from operations, lend substantial doubt as to the separate ability of Abitibi and Bowater to meet their respective obligations as they come due and, accordingly, the appropriateness of Abitibi’s and Bowater’s use of accounting principles applicable to a going concern. Abitibi’s and Bowater’s ability to continue as a going concern is substantially dependent on the successful completion of each of their respective refinancing activities and within the timelines contemplated by their separate refinancing plans, as well as the generation of sufficient positive cash flows from operations to maintain and enhance their liquidity.

There is substantial doubt about AbitibiBowater’s ability to continue as a going concern.

The uncertainty of the successful execution of Bowater’s exchange offers and Concurrent Notes Offering, Abitibi’s comprehensive recapitalization plan and the other refinancing initiatives, as well as the uncertainty of generating sufficient positive cash flows from operations lend substantial doubt about each of Abitibi’s and Bowater’s ability to continue as a going concern. Abitibi and Bowater collectively represented substantially all of AbitibiBowater’s consolidated net assets as of December 31, 2008 and substantially all of AbitibiBowater’s consolidated sales for the year ended December 31, 2008. The substantial doubt about both Abitibi’s and Bowater’s ability to continue as a going concern raises substantial doubt about AbitibiBowater’s ability to continue as a going concern. As a result, AbitibiBowater’s consolidated financial statements to be included in its Annual Report on Form 10-K for the year ended December 31, 2008 are expected to state that the consolidated financial statements were prepared assuming we will continue as a going concern, but are expected to further state that our recurring losses from operations and inability to generate sufficient cash flow to meet our obligations and sustain our operations raise substantial doubt about AbitibiBowater’s, Abitibi’s and Bowater’s respective abilities to continue as going concerns. U.S. auditing standards will require that any opinion issued by our independent registered public accounting firm on those consolidated financial statements be modified to make reference to this disclosure and the substantial doubt about our ability to continue as a going concern. AbitibiBowater’s future viability is dependent on its ability to successfully execute the refinancing initiatives, including Bowater’s exchange offers and Concurrent Notes Offering and Abitibi’s comprehensive recapitalization plan, and to generate sufficient cash flow to meet our obligations and sustain our operations, or otherwise address these matters. If AbitibiBowater fails to do so for any reason, it may not be able to continue as a going concern and could potentially be forced to seek relief through a filing under the U.S. Bankruptcy Code and/or Canada’s Companies’ Creditors Arrangement Act.

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